UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(AMENDMENT NO. 1)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2003

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas (Address of Principal Executive Offices)		77008-1044 (Zip Code)

(713) 880-6500 (Registrant’s Telephone Number, including Area Code)

EXPLANATORY NOTE

        On December 15, 2003, Enterprise Products Partners L.P. (“Enterprise”) and certain of its affiliates, El Paso Corporation (“El Paso”) and certain of its affiliates and GulfTerra Energy Partners, L.P. (“GulfTerra”) and certain of its affiliates entered into a series of definitive agreements pursuant to which Enterprise and GulfTerra will merge. In connection with the proposed merger, a subsidiary of Enterprise will purchase the outstanding ownership interests in El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. from El Paso (after adjustment by the seller for certain retained assets and liabilities as described in the associated purchase and sale agreement dated December 15, 2003).

         We are amending our Current Report on Form 8-K that was originally filed on June 16, 2004 to provide the unaudited restated combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. for the three months ended March 31, 2004 and 2003. Operations and maintenance expense for the three months ended March 31, 2004 in the combined statement of operations was increased by $1.1 million to reflect an allowance for losses on accounts that are believed to be uncollectible. In addition, accounts receivable and owners’ net investment in the combined balance sheet were restated to give effect to this change. Enterprise is filing these restated financial statements with this report so that they will be incorporated by reference in its currently effective registration statements.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of businesses acquired.

1.	Unaudited Restated Combined Financial Statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. at March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003.

EL PASO HYDROCARBONS, L.P.
EL PASO NGL MARKETING COMPANY, L.P.

COMBINED FINANCIAL STATEMENTS
(Restated)

At March 31, 2004 and December 31, 2003 and
For the Three Months Ended March 31, 2004 and 2003
(Unaudited)

EL PASO HYDROCARBONS, L.P.
EL PASO NGL MARKETING COMPANY, L.P.

COMBINED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2004	December 31, 2003
	(Restated)
ASSETS
Current assets
Accounts receivable
Trade, net	$130,798	$160,475
Affiliates	24,132	16,632
Natural gas imbalance receivable from affiliate	370	3,022
Inventory	19,843	14,964
Other current assets	4,046	4,148

Total current assets	179,189	199,241
Property, plant and equipment, net	313,580	316,255

Total assets	$492,769	$515,496

LIABILITIES AND OWNERS’ NET INVESTMENT
Current liabilities
Accounts payable
Trade	$115,568	$128,638
Affiliates	50,840	48,442
NGL and NGL product liabilities	25,443	14,213
Other current liabilities	1,203	2,623

Total current liabilities	193,054	193,916
Environmental liabilities	2,091	2,190

Total liabilities	195,145	196,106
Commitments and contingencies

Accumulated other comprehensive income (loss)	8	(32)
Owners’ net investment	297,616	319,422

Total owners’ net investment	297,624	319,390

Total liabilities and owners’ net investment	$492,769	$515,496

See accompanying notes.

EL PASO HYDROCARBONS, L.P.
EL PASO NGL MARKETING COMPANY, L.P.

COMBINED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
	(Restated)
Operating revenues
Sales of NGL and NGL products
Third parties	$321,011	$307,201
Affiliates	4,454	7,966
Processing and other services
Third parties	6,164	24,334
Affiliates	44,386	97,943

	376,015	437,444

Operating expenses
Cost of natural gas and other products
Third parties	208,406	258,159
Affiliates	148,899	170,378
Operations and maintenance
Third parties	4,011	3,962
Affiliates	2,292	1,880
Depreciation and amortization	3,091	3,010
Taxes other than income	595	596

	367,294	437,985

Operating income (loss)	8,721	(541)
Other expense	112	115

Net income (loss)	$8,609	$(656)

See accompanying notes.

EL PASO HYDROCARBONS, L.P.
EL PASO NGL MARKETING COMPANY, L.P.

COMBINED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2004	2003
	(Restated)
Cash flows from operating activities
Net income (loss)	$8,609	$(656)
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	3,091	3,010
Asset and liability changes
Accounts receivable	22,177	(37,099)
Natural gas imbalance receivable from affiliate	2,652	(5,902)
Inventory	(4,964)	(6,574)
Other current assets	109	11
Accounts payable	(10,672)	41,364
NGL and NGL product liabilities	11,230	16,299
Other current liabilities	(1,302)	(521)
Decrease in environmental liabilities	(99)	(64)

Net cash provided by operating activities	30,831	9,868

Cash flows from investing activities
Capital expenditures	(416)	(599)

Net cash used in investing activities	(416)	(599)

Cash flows from financing activities
Net cash distributions to owners	(30,415)	(9,269)

Net cash used in financing activities	(30,415)	(9,269)

Net change in cash and cash equivalents	-	-
Cash and cash equivalents
Beginning of period	-	-

End of period	$-	$-

See accompanying notes.

EL PASO HYDROCARBONS, L.P.
EL PASO NGL MARKETING COMPANY, L.P.

COMBINED STATEMENTS OF COMPREHENSIVE INCOME
AND CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

Comprehensive income

	For the Three Months Ended March 31,
	2004	2003
	(Restated)
Net income (loss)	$8,609	$(656)
Other comprehensive income (loss)	40	(50)

Total comprehensive income (loss)	$8,649	$(706)

Accumulated Other Comprehensive Income

	For the Three Months Ended March 31, 2004	For the Year Ended December 31, 2003
Beginning balance	$(32)	$50
Unrealized mark-to-market gains on cash flow hedges arising during the
period	146	2,657
Reclassification adjustments for changes in initial value of derivative
instruments to settlement date	(106)	(2,739)

Ending balance	$8	$(32)

See accompanying notes.

EL PASO HYDROCARBONS, L.P.
EL PASO NGL MARKETING COMPANY, L.P.

NOTES TO COMBINED FINANCIAL STATEMENTS
(Unaudited)

Note 1 – Organization and Nature of Business

   Organization

        El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. are Delaware limited partnerships, whose limited and general partnership interests are owned by subsidiaries of El Paso Corporation. We own and operate assets located in south Texas, including nine cryogenic processing plants and related equipment with total processing capacity of 1,890 million cubic feet per day (MMcf/d), one natural gas treating plant with capacity of 150 MMcf/d, a 294-mile natural gas gathering system and a 3.8-mile natural gas liquids (NGL) pipeline. We gather natural gas, extract NGL from natural gas, process mixed NGL into component products (e.g., ethane, propane, butane, natural gasoline, and other products), and transport and market NGL and NGL products.

        The terms “we,” “our” or “us” refer to El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. on a combined basis.

Sale to Enterprise Products Partners, L.P.

        In December 2003, certain subsidiaries of El Paso Corporation entered into an agreement to sell their interest in us to Enterprise Products Operating, L.P. (Enterprise) for approximately $150 million. The sale is expected to close concurrent with the closing of the merger of a subsidiary of Enterprise Products Partners, L.P. with GulfTerra Energy Partners, L.P. (GulfTerra), both of which are master limited partnerships. Until the closing of the sale or termination of the agreement, we may not, without Enterprise’s consent, engage in any action outside the ordinary course of business. As a result, our ability to incur liens, amend or terminate material agreements, issue equity, incur debt, sell assets, initiate or settle litigation, or change our accounting principles is limited. The parties’ obligations under the agreement to sell us are subject to the satisfaction of specified conditions including, among other things, obtaining Hart-Scott-Rodino and other third party approvals and consents and consummating the merger.

Note 2 – Significant Accounting Policies

Basis of Presentation

        The accompanying combined financial statements have been prepared from El Paso Corporation’s historical accounting records of the combined companies and are presented on a carve-out basis to include the historical operations applicable to El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. In this context, no direct owner relationship existed among these entities. Accordingly, the net investment in these entities (owners’ net investment) is shown in lieu of owners’ equity in the combined financial statements.

        Our combined financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions within the companies have been eliminated.

        The financial statements as of March 31, 2004 and for the quarters ended March 31, 2004 and 2003, are unaudited. We derived the balance sheet as of December 31, 2003, from our audited financial statements. In management’s opinion all adjustments necessary to fairly present operating results, financial position and cash flows are reflected in the interim periods presented, all of which are of a normal, recurring nature. Information for interim periods may not depict the results of operations for the entire year.

        Throughout the periods covered by the combined financial statements, El Paso Corporation and its subsidiaries have provided cash management services to us through a centralized treasury system. As a result, all of our charges and cost allocations covered by the centralized treasury system were deemed to have been paid by us to El Paso Corporation and its subsidiaries, in cash, during the period in which the cost was recorded in the combined financial statements. In addition, all of our cash receipts were advanced to El Paso Corporation and its subsidiaries as they were received. As a result of using these centralized treasury systems, the excess of cash receipts advanced over the charges and cash allocation is reflected as net cash contributions from/distributions to our owners in the combined statements of owners’ net investment and cash flows.

        We have been allocated general and administrative expenses incurred by our owners in order to present our financial statements on a stand-alone basis. See Note 4 for a discussion of the amounts and method of allocation. All of the allocations in the combined financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations are not necessarily indicative of the costs and expenses that would have resulted had we operated as a separate entity.

Restatement of Financial Statements

         We have restated our previously reported financial statements as of and for the three months ended March 31, 2004, to adjust our allowance for losses on accounts that we believe are uncollectible. The effect of the adjustment to our financial statements was as follows:

         Net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities were not affected by this restatement.

Use of Estimates

        The preparation of these combined financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures in these combined financial statements. While we believe these estimates are appropriate, actual results can, and often do, differ from those estimates.

Allowance for Doubtful Accounts

        We have established an allowance for losses on accounts that we believe are uncollectible. We regularly review the collectibility of our accounts and adjust the allowance as necessary, primarily under the specific identification method. At March 31, 2004 and December 31, 2003, the allowance was approximately $2.6 million, as restated, and $2.0 million.

Natural Gas Imbalance

        The natural gas imbalance results from differences in gas volumes we purchased and sold or consumed in our processing activities compared with the amounts we nominated for delivery. This imbalance is settled in kind through a tracking mechanism or a negotiated cash-out between parties and is valued at prices representing the estimated value of these imbalances upon settlement. Changes in natural gas prices will affect our valuation. We do not value our imbalances based on current month-end spot prices because it is not likely that we would purchase or receive natural gas at that point in time to settle the imbalance. Natural gas imbalances are reflected in imbalance receivable or imbalance payable, as appropriate, in our combined financial statements.

Inventory

        Our inventory consists of NGL and NGL products and is valued at the lower of its cost or market with cost determined using the average cost method. We had no lower of cost or market adjustments for the three month periods ended March 31, 2004 and 2003.

Property, Plant and Equipment

        Our processing and treating plants, as well as our natural gas gathering and NGL pipelines are recorded at historical cost. Provision for depreciation of property, plant and equipment is made on a straight-line basis over the estimated useful lives of these facilities using periods ranging from 30 to 40 years. Retirements, sales and disposals of assets are recorded by eliminating the related cost and accumulated depreciation of the disposed assets with any resulting gains or losses reflected in income. Repairs and maintenance costs are expensed as incurred, while additions, improvements and replacements are capitalized.

Accounting for Asset Retirement Obligations

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. This statement requires companies to record a liability for the estimated retirement and removal of assets used in their business. The liability is recorded at its fair value, with a corresponding asset which is depreciated over the remaining useful life of the long-lived asset to which the liability relates.

        On January 1, 2003, we adopted the provisions of SFAS No. 143. Our assets subject to asset retirement obligations include two of our processing plants, our natural gas gathering system and a portion of our NGL pipeline. We have identified these assets as having an indeterminate life in accordance with SFAS No. 143, which means that we cannot reasonably estimate the fair value of the retirement obligations. Accordingly, we did not recognize any asset or related liability for the cost of retiring or removing long-lived assets used in our business upon our adoption of SFAS No. 143. A liability for these asset retirement obligations will be recorded if and when the fair value of these obligations becomes measurable. Our estimate of the potential costs that would be required to settle these obligations if they were settled in the near term range from $6.2 million to $10.6 million.

Impairment and Disposal of Long-Lived Assets

        We apply the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to account for impairment and disposal of long-lived assets. Accordingly, we evaluate the recoverability of selected long-lived assets when adverse events or changes in circumstances indicate that the carrying value of an asset or group of assets may not be recoverable. We determine the recoverability of an asset or group of assets by estimating the undiscounted cash flows expected to result from the use and eventual disposition of the asset or group of assets at the lowest level for which separate cash flows can be measured. If the total of the undiscounted cash flows is less than the carrying amount for the assets, we estimate the fair value of the asset or group of assets and recognize the amount by which the carrying value exceeds the fair value, less cost to sell, as an impairment loss in income from operations in the period the impairment is determined.

        Additionally, as required by SFAS No. 144, we classify long-lived assets to be disposed of other than by sale (e.g., abandonment, exchange or distribution) as held and used until the item is abandoned, exchanged or distributed. We evaluate assets to be disposed of other than by sale for impairment and recognize a loss for the excess of the carrying value over the fair value. Long-lived assets to be disposed of through sale recognition meeting specific criteria are classified as held for sale and measured at the lower of their cost or fair value less cost to sell. We report the results of operations of a component classified as held for sale, including any gain or loss in the period(s) in which they occur. We classify gains and losses resulting from the sale of long-lived assets in operating income in accordance with the provisions of SFAS No. 144. We also reclassify the asset or assets as either held for sale or discontinued operations, depending on whether they have independently determinable cash flow and whether we have any continuing involvement.

NGL and NGL Product Liabilities

        We record NGL and NGL product liabilities when we deliver more NGL and NGL products to customers than is available in our inventory. To accomplish these deliveries, we borrow the inventory of third parties in our possession and then must settle the liability by restoring the inventory. We value the liability at the appropriate index price based on location and the type of product borrowed.

Fair Value of Financial Instruments

        As of March 31, 2004 and December 31, 2003 our carrying amounts of accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments.

Revenue Recognition

        Revenue from processing services is recognized in the period the natural gas is processed for the customer. Our processing contracts generally provide that we are compensated for our services from the retention of NGL extracted, fee-based terms and the sale of natural gas purchased for and not consumed in our processing activities. Revenues from NGL sales contracts, including the sale of NGL retained from processing, are recognized as sales of NGL and NGL products in our combined statements of operations and recorded upon the delivery of the NGL products specified in each individual contract. Pricing terms in these sales contracts are based upon market-related prices for such products and can include pricing differentials due to factors such as differing delivery locations and markets.

Cost of Natural Gas and Other Products

        In providing our processing services, we incur and are responsible for costs based on the type of processing contracts. These costs include producer payments based on contracts which require us to pay the producer an amount for liquids extracted at a stated contract price, natural gas replacement costs, liquid fractionation costs and natural gas purchase costs.

Accounting for Price Risk Management Activities

        Our business activities expose us to a variety of risks including commodity price risk. From time to time we engage in price risk management activities for non-trading purposes to manage market risks associated with the commodities we purchase and sell. Our price risk management activities involve the use of a variety of derivative financial instruments, including

•	exchange-traded futures contracts that involve cash settlement;
•	forward contracts that involve cash settlements or physical delivery of a commodity; and
•	swap contracts that require payments to (or receipts from) counterparties based on the difference between a fixed and a variable price, or two variable prices, for a commodity.

        We account for all of our derivative instruments in accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. We record all derivatives in our balance sheets at their fair value as other assets or other liabilities and classify them as current or noncurrent based upon their anticipated settlement date.

        For those instruments entered into to hedge risk and which qualify as hedges, we apply the provisions of SFAS No. 133, and the accounting treatment depends on our intended use for each instrument and its designation. In addition to its designation, a hedge must be effective. To be effective, changes in the value of the derivative or its resulting cash flows must substantially offset changes in the value or cash flows of the item being hedged.

        We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategies for undertaking various hedge transactions. All hedging instruments are linked to the hedged asset, liability, firm commitment or forecasted transaction. We also assess, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in our hedging transactions are highly effective in offsetting changes in cash flows or fair values of the hedged items. We discontinue hedge accounting prospectively if we determine that a derivative is not highly effective as a hedge or if we decide to discontinue the hedging relationship.

        During 2004 and 2003, we entered into both cash flow and fair value hedges that qualify for hedge accounting under SFAS No. 133. Changes in the fair value of a derivative designated as a cash flow hedge are recorded in accumulated other comprehensive income for the portion of the change in value of the derivative that is effective. The ineffective portion of the derivative is recorded in earnings in the current period. Classification in the income statement of the ineffective portion is based on the income classification of the item being hedged. At the date of the hedged transaction, we reclassify the gains or losses resulting from the sale, maturity, extinguishment or termination of derivative instruments designated as hedges from accumulated other comprehensive income to operating income in our combined statements of operations. For fair value hedges, changes in the fair value of the derivative and changes in the fair value of the related asset or liability associated with the hedged risk are recorded in our current period earnings, generally as a component of operating revenues in the case of a sale, or as a component of the cost of natural gas and other products in the case of a purchase. We classify cash inflows and outflows associated with the settlement of our derivative transactions as cash flows from operating activities in our combined statements of cash flows.

        We may also purchase and sell instruments to economically hedge price fluctuations in the commodity markets. These instruments are not documented as hedges due to their short-term nature, or do not qualify under the provisions of SFAS No. 133 for hedge accounting due to the terms of the instruments. Where such derivatives do not qualify, or are not documented as a hedge, changes in their fair value are recorded in earnings in the current period.

        During the normal course of our business, we may enter into contracts that qualify as derivatives under the provisions of SFAS No. 133. As a result, we evaluate our contracts to determine whether derivative accounting is appropriate. Contracts that meet the criteria of a derivative and qualify as “normal purchase” and “normal sales,” as those terms are defined in SFAS No. 133, may be excluded from SFAS No. 133.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133 to incorporate several interpretations of the Derivatives Implementation Group (DIG), and also makes several minor modifications to the definition of a derivative as it was defined in SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. Our combined financial statements were not initially affected by adopting this standard, although the FASB and DIG continue to deliberate on the application of the standard to certain derivative contracts, which may affect our combined financial statements in the future.

Environmental Costs and Other Contingent Liabilities

        We expense or capitalize expenditures for ongoing compliance with environmental regulations that relate to past or current operations as appropriate. We expense amounts for clean-up of existing environmental contamination caused by past operations that do not significantly increase the value of the property or extend its useful life. We record liabilities when our environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of inflation and other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in our combined balance sheets at their undiscounted amounts. We currently have a reserve for environmental matters.

        We are named defendants in lawsuits and governmental proceedings that arise in the ordinary course of our business. For each of our outstanding legal matters, we evaluate the merits of the case, our exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If we determine that an unfavorable outcome is probable and can be estimated, we will establish the necessary accruals. As of March 31, 2004 and December 31, 2003 we did not have any reserves for pending or threatened legal matters.

Income Taxes

        We are organized as limited partnerships and are therefore, not subject to taxation for federal or state income tax purposes. The taxable income or loss resulting from our operations will ultimately be included in the federal and state income tax returns of our owners. Accordingly, no provision for income taxes has been recorded in the accompanying combined financial statements.

Comprehensive Income

        Our comprehensive income is determined based on net income, adjusted for changes in accumulated other comprehensive income (loss) from our cash flow hedging activities.

Recent Pronouncements

        Consolidation of Variable Interest Entities

        We adopted the provisions of FASB Interpretation (FIN) No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 as revised by FIN No. 46-R, during the first quarter of 2004. This interpretation defines a variable interest entity (VIE) as a legal entity whose equity owners do not have sufficient equity at risk and/or a controlling financial interest in the entity. This standard requires that a company consolidate a VIE if it is allocated a majority of the VIE’s losses and/or returns, including fees paid by the entity. Our adoption of FIN No. 46 had no effect on our reported results or financial position.

Note 3 – Property, Plant and Equipment

        Our property, plant and equipment consist of the following (in thousands):

	March 31, 2004	December 31, 2003
Property, plant and equipment at cost
Processing plants, pipelines and related facilities	$356,161	$354,815
Construction work-in-progress	666	1,596

	356,827	356,411
Less accumulated depreciation, depletion and amortization	(43,247)	(40,156)

Total property, plant and equipment, net	$313,580	$316,255

Note 4 — Related Party Transactions

        We enter into various types of transactions with affiliates in the normal course of business on market-related terms and conditions including processing of natural gas for, selling natural gas and NGL products to and purchasing natural gas and NGL products from affiliates. In addition, our owners allocate to us general and administrative costs incurred on our behalf. Our allocation is based on an average rate representing our gross property, plant and equipment; earnings before interest and taxes; and direct labor costs, each expressed as a percentage of the total amount recorded by El Paso Corporation. We were allocated general and administrative costs of approximately $1.9 million and $1.5 million for the three months ended March 31, 2004 and 2003, which are included in operations and maintenance expense in our statements of operations.

        Substantially all of the individuals who perform the day-to-day financial, administrative, accounting and operational functions for us, as well as those who are responsible for directing and controlling us, are currently employed by El Paso Corporation. Eligible employees participate in benefit plans provided by El Paso Corporation which include a defined benefit pension plan, a defined contribution plan covering substantially all domestic employees and health care benefit plans. Costs associated with these plans are proportionately allocated to us at 32 percent of the direct labor allocation associated with our operation. For each of the three month periods ended March 31, 2004 and 2003, these allocated costs were approximately $0.4 million which are included in operations and maintenance expense in our statements of operations.

        The following table provides summary data of our transactions with related parties for the three months ended March 31 (in thousands):

	2004	2003
Revenues received from related parties:
Sales of NGL and NGL products	$4,454	$7,966
Processing and other services	44,386	97,943

	$48,840	$105,909

Expenses paid to related parties:
Cost of natural gas and other products	$148,899	$170,378
Operations and maintenance	2,292	1,880

	$151,191	$172,258

        For the three months ended March 31, 2004 and 2003, revenues received from related parties comprised approximately 13 percent and 24 percent of our operating revenues. During 2003, we began reducing our transactions with El Paso Merchant Energy North America Company and began to replace those transactions with similar arrangements with third parties. Additionally, in the last quarter of 2003, certain businesses previously operated by El Paso Merchant Energy with which we regularly sell NGL and NGL products, processing and other services began operating under El Paso Field Services, further reducing our transactions with El Paso Merchant Energy.

        The following table provides summary data categorized by our related parties for the three months ended March 31 (in thousands):

	2004	2003
Revenues received from related parties:
El Paso Corporation
El Paso Merchant Energy North America Company	$2,270	$100,820
El Paso Field Services	41,735	3,385
El Paso Production Company	2,688	1,621
GulfTerra Energy Partners, L.P.	2,147	83

	$48,840	$105,909

Cost of natural gas and other products:
El Paso Corporation
El Paso Field Services	$99,842	$118,073
El Paso Production Company	27,488	14,580
Colorado Interstate Gas Company	7,417	5,430
El Paso Merchant Energy North America Company	-	16,991
GulfTerra Energy Partners, L.P.	14,152	15,304

	$148,899	$170,378

Operating expenses paid to related parties:
El Paso Field Services	$2,292	$1,880

        In May 2004, El Paso NGL Marketing Company and El Paso Merchant Energy North America Company agreed to a settlement of approximately $3 million related to prior period purchases of natural gas liquids by El Paso NGL Marketing from El Paso Merchant Energy.

        Our accounts receivable due from and accounts payable due to related parties consisted of the following (in thousands):

	March 31, 2004	December 31, 2003
Accounts receivable
El Paso Corporation
El Paso Field Services	$21,511	$14,595
El Paso Merchant Energy North America Company	819	425
El Paso Production Company	580	736
GulfTerra Energy Partners, L.P.	1,222	876

	$24,132	$16,632

Natural gas imbalance receivable
GulfTerra Energy Partners, L.P.	$370	$3,022

Accounts payable
El Paso Corporation
El Paso Field Services	$33,136	$33,719
El Paso Production Company	8,023	9,281
Colorado Interstate Gas Company	2,153	1,603
El Paso Merchant Energy North America Company	87	87
GulfTerra Energy Partners, L.P.	7,441	3,752

	$50,840	$48,442

Note 5 – Accounting for Hedging Activities

        A majority of our commodity purchases and sales, which relate to sales of NGL and NGL products associated with our processing and marketing activities, are at spot market or forward market prices. We use futures, forward contracts and swaps to limit our exposure to fluctuations in the commodity markets and allow for a fixed cash flow stream from our natural gas and NGL processing and marketing activities and to limit our exposure to commodity price fluctuations in our inventory of NGL and NGL products.

        In connection with some our processing activities, we are compensated by sharing in the value of the NGLs that are extracted as part of the processing activities. We entered into fixed for floating cash flow hedge transactions to provide stable cash flows from the anticipated sales for some of these NGL and NGL products. Additionally, we enter into fixed for floating fair value hedge transactions to protect the value of a portion of our NGL and NGL products in our existing inventory. We generally enter into hedge transactions for periods not exceeding 18 months and no ineffectiveness exists in our hedging relationships because all purchase and sale prices are based on the same index and volumes as the hedge transactions.

        The following table presents information about our hedging activities:

	March 31, 2004	December 31, 2003
Cash Flow Hedges
Commodity Price Swaps

Number of open contracts	5	5
Contract expiration	1 month	1 month
Contract volumes (Mbbls)	77.5	46
Weighted average price received (per bbl)	$ 22.83	$ 25.49
Weighted average price paid (per bbl)	$ 22.73	$ 26.18
Swap fair value asset (liability) (in thousand)	$ 8	$ (32)

December 31, 2003
Fair Value Hedges (1)
Commodity Price Swaps

Number of open contracts	2
Contract expiration	1 month
Contract volumes (Mbbls)	20
Weighted average price received (per bbl)	$ 23.73
Weighted average price paid (per bbl)	$ 28.04
Swap fair value asset (liability) (in thousand)	$ (86)

bbl = barrel Mbbl = thousands of barrels (1) We had no open contracts representing fair value hedges at March 31, 2004.

        We estimate the entire $8,000 of unrealized gains included in other comprehensive income at March 31, 2004, will be reclassified from accumulated other comprehensive income as an increase to earnings over the next 12 months. When our derivative financial instruments are settled, the related amount in accumulated other comprehensive income is recorded in the income statement in operating revenues or cost of natural gas and other products, depending on the item being hedged. The effect of reclassifying these amounts to the income statement line items is recording our earnings for the period at the hedged price under the derivative financial instruments.

        We recognize the realized and unrealized gains and losses from our fair value hedge derivative financial instruments associated with our inventory of NGL and NGL products currently in the statements of operations in cost of natural gas and other products. We recognized losses of approximately $150,000 and $145,000 during the three month periods ended March 31, 2004 and 2003.

        The fair value of our derivative financial instruments at March 31, 2004 and December 31, 2003 as disclosed above are reflected in our balance sheets in other current assets or other current liabilities as appropriate.

        The counterparties for our hedging activities in 2004 and 2003 are Gulfstream Trading, Ltd, Duke Energy NGL Services and Morgan Stanley Capital Group Inc. We do not require collateral and do not anticipate non-performance by these counterparties.

Note 6 – Commitments and Contingencies

        Environmental

        We are subject to extensive federal, state and local laws and regulations governing environmental quality and pollution control. These laws and regulations require us to remove or remedy the effect on the environment of the disposal or release of specified substances at current and former operating sites. We have approximately $2.1 million and $2.2 million recorded at March 31, 2004 and December 31, 2003 for costs associated with remediating discharges of specified substances into the environment.

        On December 16, 2003, we received a Notice of Enforcement (NoE) from the Texas Commission on Environmental Quality (TCEQ) concerning alleged Clean Air Act violations at our Shoup, Texas plant. The NoE included a draft Agreed Order assessing a penalty of $365,750 for the cited violations. The alleged violation pertains to emission limit exceedences, testing, reporting and recordkeeping issues in 2001. We submitted a response to the TCEQ in February 2004 contesting several of the allegations and the penalty calculation. Resolution of this matter is pending additional discussions with the TCEQ. We have accrued for this penalty and reflected the amount in other current liabilities in our balance sheets. While the outcome of this issue cannot be predicted with certainty, based on current information and our existing accrual, we do not expect the ultimate resolution of this matter to have a material adverse effect on our financial statements.

        It is possible that new information or future developments could require us to reassess our potential exposure related to environmental matters. We may incur significant costs and liabilities in order to comply with existing environmental laws and regulations. It is also possible that other developments, such as increasingly strict environmental laws, regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations, could result in substantial costs and liabilities in the future. As new information becomes available, or relevant developments occur, we will review our accruals and make any appropriate adjustments.

Note 7 – Major Customers

        The percentage of our revenue from major customers was as follows at March 31:

	2004	2003
Dow Hydrocarbons & Resources Inc	18.6%	10.2%
El Paso Merchant Energy North America Company [1]	0.6%	23.0%
Valero Refining - Texas, L. P	14.5%	12.6%
El Paso Field Services [1]	11.1%	0.8%

(1) Affiliated company.

        During 2003, we reduced our transactions with El Paso Merchant Energy North America Company, a subsidiary of El Paso Corporation, and began to replace those transactions with similar arrangements with third parties.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Not applicable.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC, as general partner

Date: August 4, 2004	By:	/s/ Michael J. Knesek
Michael J. Knesek Vice President, Controller, and Principal Accounting Officer of Enterprise Products GP, LLC